Independent Accountants' Report
                       on Applying Agreed-Upon Procedures


March 19, 1999


Direct Merchants Credit Card Bank, N.A.
Paul Runice, Senior Vice President, Treasurer
Interchange Tower, Suite 300
600 South Highway 169
St. Louis Park, Minnesota  55426

Bank of New York (Delaware)
Cheryl Laser
101 Barclay Street
New York, New York  10286

MBIA Insurance Corporation
William Cody
113 King Street
Armonk, New York  10504

Moody's Investors Services
Compliance Department
99 Church Street
New York, New York  10007

Standard & Poor's Ratings Group
Compliance Department
25 Broadway
New York, New York  10004-1064

Fitch IBCA
Nancy Stroker, Executive VP Corporate Finance
One State Street Plaza
New York, New York  10004

Ladies and Gentlemen:

Pursuant to Section 3.6(a) and 3.6(b) of the Amended and Restated Pooling and Servicing Agreement dated as of July 30, 1998 among Metris Receivables Inc., as Transferor; Direct Merchants Credit Card Bank, N.A. (DMCCB, N.A.), as Servicer; Bank of New York (Delaware), as Trustee; MBIA Insurance Corporation, as Enhancement Provider; and Moody's Investors Services, Standard & Poor's Ratings Group, and Fitch IBCA, as the Rating Agencies; (collectively, the Specified Users) we have applied the agreed-upon procedures enumerated below, to selected Metris Master Trust (the Master Trust) Daily Reports and Settlement Statements prepared by DMCCB, N.A. during the period from January 1, 1998 to December 31, 1998 (the Period). We understand that the Daily Reports and Settlement
Statements are prepared in accordance with requirements described in the Agreement and the relevant Series Supplements. We have performed these procedures solely to assist the Specified Users in evaluating the Servicer's compliance with these requirements.

This agreed-upon procedures engagement was performed in accordance with standards established by the American Institute of Certified Public Accountants. The sufficiency of these procedures is solely the responsibility of the Specified Users of the report. Consequently, we make no representation regarding the sufficiency of the procedures described below either for the purpose for which this report has been requested or for any other purpose. Capitalized terms used herein without definition will have meanings ascribed to them in the Pooling and Servicing Agreement.

Unless otherwise indicated, the following conventions have been adopted in presenting our procedures and findings:

      The term "compared" means compared to and found to be in agreement with, unless otherwise noted. Such compared amounts and percentages are deemed to be in agreement if differences are attributable to rounding or if differences are less than $1,000.

      The term "recomputed" means calculated and found the amount so calculated to be in agreement with, unless otherwise noted. Such recomputed amounts and percentages are deemed to be in agreement if differences are attributable to rounding or if differences are less than $1,000.

We have performed the following procedures:

Section 3.6 (a)

1. For five haphazardly selected days (the Five Days) within the Period, we obtained the Daily Report and compared sales, cash advances, payments, interest income, charge-offs, miscellaneous charges and adjustments amounts set forth on the Daily Report with corresponding amounts set forth in the Servicer's accounts receivable reports and recomputed the mathematical accuracy of the amounts and percentages within the Daily Report.

2. For the Five Days, we compared the cash transfers indicated on the Daily Reports to entries on the relevant Master Trust bank statements.

3. For three haphazardly selected fiscal month ends (the Three Months) in the Period, we compared the aggregate customer balances in the "30-59 day delinquent" and "90-119 day delinquent" categories as reflected on the monthly Settlement Statements for the Three Months to the corresponding amounts set forth in the Servicer's accounts receivable aging reports for such month ends.

4. For five haphazardly selected weekly periods (the Five Weeks), we compared beginning and end of week total receivables balances on the Servicer's accounts receivable reports with the corresponding balances on the corresponding Daily Reports and recomputed each Daily Report's beginning and ending Principal Receivables balances and Finance Charge Receivables balances, based on the information contained in such Daily Reports, for each of the days within the Five Weeks.

5. For the Five Days, we recomputed the daily allocation of Principal and Finance Charge Collections to each series issued under the Agreement based upon information appearing on the Daily Report.

6. For one monthly Settlement Statement in the period, we compared the amounts and percentages appearing therein to the information appearing in the corresponding Daily Reports or the reports which are the source of such amounts and percentages or recomputed such percentages to the extent they were derived from such information.

Section 3.6 (b)

7. For four haphazardly selected monthly Settlement Statements in the Period, we compared amounts and percentages appearing therein to the information appearing in the corresponding Daily Reports or other reports which are the source of such amounts and percentages or recomputed such percentages to the extent they were derived from such information.


The above stated agreed-upon procedures were performed with no exceptions other than those noted at Exhibit I, except to the extent a noted exception has caused additional related amounts or percentages to be incorrect. We have not included such amounts or percentages in Exhibit I.

Management of DMCCB, N.A. has represented to us that the Daily and Monthly Reports provided to us are the same as those provided to the Trustee.

We were not engaged to, and did not, perform an examination, the objective of which would be the expression of an opinion on the servicing records. Accordingly, we do not express such an opinion. Had we performed additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the use of the Specified Users and is not intended to be and should not be used by anyone other than these Specified Users.

                                   (continued)

                                   Exhibit I

                                Exception Report

1. Series 1996-1 sum of Class A, Class B, Class C and Class D Total Collections per the July 21, 1998 Daily Report does not agree to the recomputation performed by us as follows:

          Amount per Daily Report                Amount as recomputed

               $ 381,936.66                         $ 1,356,667.93


2. Series 1996-1, 1997-1 and 1997-2 Class D beginning invested amounts per the September 8, 1998 Daily Report do not agree to the Class D ending invested balance on the September 4, 1998 Daily Report as follows:

                         September 8,           September 4,
                       1998 Daily Report      1998 Daily Report
                       -----------------      -----------------

     1996-1             $ 43,412,956.76        $ 43,646,743.94
     1997-1             $ 53,853,866.17        $ 54,154,128.55
     1997-2             $ 43,995,729.61        $ 44,351,386.07


3. Series 1998-1 Class A Invested Amount During CI A-Paydown reported on the September 8, 1998 Daily report does not agree to the internal Daily Allocation Worksheet as follows:

                                                         Amount per
             Amount per Daily Report             Daily Allocation Worksheet

                $ 570,000,000.00                      $ 580,000,000.00


4. Finance Charge Collections on the Series 1998-1, August 1998 Settlement Statements for Class A, Class B, Class C, Class D and in total do not agree to the internal Daily Allocation Worksheet as follows:

                        Amount per                     Amount per
                   Settlement Statement        Daily Allocation Worksheet

     Class A          $ 12,595,659.85                  12,270,716.81
     Class B           $ 1,245,777.05                   1,213,638.48
     Class C           $ 2,135,627.27                   2,080,532.33
     Class D           $ 1,110,694.13                   1,082,040.42
     Total            $ 17,087,758.30                  16,646,928.03

                                    Exhibit I


5. Series 1996-1 Class A Certificate Amount on the August 1998 Settlement Statement does not agree to the August 31, 1998 Daily Report as follows:

             Certificate Amount                    Certificate Amount
          per Settlement Statement                  per Daily Report

              $ 483,466,666.67                      $ 518,000,000.00


6. Series 1995-1, 1996-1, 1997-1 and 1997-2 Receivable Delinquencies on the April 1998 Settlement Statements do not agree to the recomputation from the internal Accounts Receivable reports as follows:

                               Amount per                    Amount per
                          Settlement Statement       Accounts Receivable reports

     Current               $ 2,595,852,072.74             $ 2,595,643,072.72
     90 Days and Over        $ 157,578,079.71               $ 157,787,079.73


7. Series 1996-1 Class A Pool Factor on the August 1998 Settlement Statement does not agree to recomputation as follows:

                       Amount per
                  Settlement Statement           Amount as recomputed

                         1.0000%                        0.9333%


8. Series 1997-1 Specified Class C Reserve Amount on the August 1998 Settlement Statement does not agree to recomputation as follows:

                     Amount per
                Settlement Statement                  Amount as recomputed

                         $ 0                             $ 21,250,000.00


9. Series 1997-1 Class C Reserve Account Balance on the August 1998 Settlement Statement does not agree to the internal Cascade report as follows:

                    Amount per
               Settlement Statement                Amount per Cascade report

                        $ 0                             $ 21,250,000.00

                                    Exhibit I


10. Series 1997-2 Class B Invested Amount (beginning) on the September 1998 Settlement Statement did agree to the Daily Report as follows:

                   Amount per                            Amount per
              Settlement Statement                      Daily Report

                     `blank'                          $ 101,500,000.00